Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191

CONTACT:
Matt Brusch, Director of Communications
mbrusch@tier.com
(571) 382-1048

Tier Announces Delay in Filing Form 10-Q for the Fiscal 2006 First Quarter

RESTON, Va., February 9, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), announced today that the filing of its Form 10-Q for the quarter ended December 31, 2005 with the Securities and Exchange Commission will be delayed beyond the filing deadline.

As previously disclosed, the Company has identified a number of accounting issues and expects to restate its previously issued financial statements for the fiscal years ended September 30, 2002, 2003 and 2004 and for the fiscal year 2005 quarters as needed. Because the review and restatement of these prior periods is currently ongoing, as anticipated, the Company cannot finalize its financial position and results of operations for the quarter ended December 31, 2005 by the filing deadline. For the same reason, the Company has not yet filed its Form 10-K for the year ended September 30, 2005. The Company is working diligently to complete its review and to file the Form 10-K and Form 10-Q and the prior period restatements as soon as possible.

Currently, the Company expects revenues for the quarter ended December 31, 2005 to be $38.8 million, a 22% increase over the same quarter in the prior year. Because the Company’s review of its accounting practices (including the impact of the expected restatement on prior periods) is ongoing, the Company is not able to quantify at this time, other changes in its financial results compared to the prior year period.

The financial results discussed herein are preliminary and have not been finalized by the Company. These financial results are based on information currently available to management, and could change materially when the Company reports its financial results.

The Company expects to issue a press release containing its fiscal year 2005 and fiscal year 2006 first quarter financial results, and host an investor conference call, when it files its fiscal year 2005 Form 10-K, fiscal year 2006 first quarter Form 10-Q and prior period restated financial statements.

Other Matters

Bank Line of Credit

As previously disclosed, the expected restatement, the delayed availability of the Company’s financial statements for the fiscal year ended September 30, 2005, and the anticipated loss for the quarter ended September 30, 2005, constituted events of default under the revolving credit agreement between the Company and its lender.

In addition, the Company will incur similar events of default for the quarter ended December 31, 2005. The Company has requested and expects to receive a waiver for these events of default. However, there can be no assurance that the lender will grant a waiver. As of December 31, 2005, the Company had outstanding letters of credit under this facility totaling $1.6 million.

NASDAQ Hearing

As previously disclosed, the Company received a Staff Determination letter from NASDAQ in January 2006 indicating that the Company is not in compliance with the requirements for continued listing on NASDAQ. As permitted by NASDAQ rules, the Company requested a hearing with the NASDAQ Listing Qualifications Panel to request an extension of the required filing deadlines for both the fiscal 2005 Form 10-K and the fiscal 2006 first quarter Form 10-Q in order to complete its restatement activities and refile the aforementioned historical financial reports with the Securities and Exchange Commission and to avoid delisting of the Company’s common stock. In response to the Company’s request, NASDAQ held a hearing on February 2, 2006. The Company is awaiting NASDAQ’s final determination on the extension request and cannot predict the final outcome.

About Tier

Tier Technologies offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com.

Statements made in this press release that are not historical facts, including in particular statements regarding the expectations for reported revenues for the quarter ended December 31, 2005, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices. Other factors that can affect the Company’s future performance include but are not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities; and

unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.